THIRD AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT
    THIS THIRD AMENDMENT effective as of the last date on the signature block, to the Fund Accounting Servicing Agreement, dated as of October 24, 2013, as amended (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the “Trust”) on behalf of its series named in Exhibit A hereto, (each a “Fund” and collectively the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).
RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to update the list of funds on Exhibit A of the Agreement to add Rockefeller US Small Cap Core Fund; and
WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.
    NOW, THEREFORE, the parties agree as follows:
1.Exhibit A of the Agreement is hereby replaced and superseded in its entirety with Exhibit A attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
    IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John P. Buckel	By: /s/ Jason Hadler

Name: John P. Buckel	Name: Jason Hadler

Title: President	Title: Sr. Vice President

Date: 5/25/23	Date: 5/25/2023

Exhibit A to the
Fund Accounting Servicing Agreement Trust for Professional Managers –
Rockefeller & Co Fund Names
Name of Series
Rockefeller Climate Solutions Fund
Rockefeller US Small Cap Core Fund

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